Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Announces Closing of $1.6 Billion Private Placement of 8% Perpetual Series A Convertible Preferred Units

Houston — January 28, 2016 - Plains All American Pipeline, L.P. (NYSE: PAA) today announced that it has closed the previously announced sale of approximately 61 million units of a newly authorized series of 8% perpetual Series A Convertible Preferred Units (the “Preferred Units”) at a price of $26.25 per unit.  The Preferred Units will pay quarterly distributions at an annual rate of $2.10 per unit. After two years, the Preferred Units are convertible at the holders’ option into PAA common units on a one for one basis (subject to customary anti-dilution adjustments), and are convertible at PAA’s option in certain circumstances after three years.

The net proceeds, after deducting offering expenses and the transaction fee due to the purchasers and including the general partner’s proportionate 2% equity contribution, are approximately $1.6 billion.  This amount represents an increase of approximately $140 million in additional net proceeds relative to anticipated net proceeds announced on January 12, 2016, due to additional commitments received by PAA since that date.  PAA expects to use the proceeds for capital expenditures, repayment of debt, and general partnership purposes. The primary purchasers included affiliates of EnCap Investments L.P., EnCap Flatrock Midstream, The Energy Minerals Group, Kayne Anderson Capital Advisors, L.P., First Reserve Advisors, L.L.C. and Stonepeak Partners LP.

This press release is neither an offer to sell nor a solicitation of an offer to purchase the securities described herein.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles over 4.4 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas.

Contact:	Ryan Smith
Director, Investor Relations
(866) 809-1291